Exhibit 10.65
January 28, 2010
Mr. Arthur Bottone
Dear Chip,
On behalf of the entire management team, I am pleased to offer you the position of Sr. Vice President, Chief Commercial Officer. In this position you will report to Mr. Dan Brdar, President and Chief Executive Officer. Based upon our meetings and the requirements of FuelCell Energy, Inc. (the “Company”) we believe you will find your experience to be exciting, challenging and rewarding. The terms of the compensation package are described below.
Annualized Base Salary: Your base pay will be $9,615.38 per pay period (equivalent to $250,000 annual), payable on a bi-weekly basis as is customary for exempt employees of the Company and in accordance with normal payroll practices. Annual increases are awarded at the discretion of the compensation committee of the Board of Directors.
Bonus: You will be eligible for an annual bonus with a target award equal to 30% of your base salary, payable in accordance with the terms of the Management Incentive Plan for Fiscal Year 2010. The actual amount of your bonus may be more or less than the target award, based upon your achievement of written performance objectives (Operating Milestones and Strategic Initiatives) as determined by the CEO and approved by the Board of Directors. The terms of the Management Incentive Plan are subject to change, at the discretion of the compensation committee of the Board of Directors, and any changes made to the Plan will be communicated to you in advance.
Sign On Bonus: FuelCell Energy will pay to you $20,000.00 as a sign on bonus. This bonus will be paid after 30 successful days of employment. This bonus is subject to payroll taxes and withholding.
Equity: An initial grant of restricted stock valued at $200,000 has been approved by the compensation committee of the Board of Directors, subject to your acceptance of the terms of this offer and your execution of this offer letter. The number of shares will be based on the closing price of the Company’s common stock on the date of grant in accordance with our Equity Grant Policy. Restricted stock awards for new hires are granted and valued on the last trading day of the month in which you begin your employment. This grant will vest over a four-year period at the rate of 25 percent per year on each anniversary of the grant date provided that you remain continuously employed with the Company through each vesting date. The terms of the grant will be governed by the Company’s Long-Term Incentive Plan and the Restricted Share Agreement, both of which will be issued to you.

FuelCell Energy, Inc.	phone 203 825.6000
3 Great Pasture Road	fax 203 825.6100
Danbury, CT 06813-1305	www.fuelcellenergy.com

You will be eligible for additional long-term incentive awards beginning in fiscal year 2011 based on your performance and other factors, at the discretion of the CEO and the compensation committee of the Board of Directors.
Change of Control: Any stock options and restricted stock granted to you by the Company shall accelerate and immediately vest upon a Change of Control (as defined herein) provided however that an involuntary termination of your employment occurs within 12 months following the effective date of the Change of Control, unless such termination is for Cause.
Change of Control Defined. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if the transaction is of a nature that would be required to be reported to Item 1(a) of the Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a “Change of Control” shall be deemed to have occurred if: (i) a third Person, including a “group” as such term is used in Section 13(d)(3) of the Exchange Act, other than the trustee of any employee benefit plan of the Corporation, becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Corporation’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; (ii) during any period of twenty-four (24) consecutive months individuals who, at the beginning of such consecutive twenty-four (24) month period, constitute the Board of Directors of the Corporation (the “Board”) cease for any reason (other than retirement upon reaching a normal retirement age, disability or death) to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of a majority of the directors comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) the Corporation shall cease to be a publicly owned corporation having its outstanding Common Stock listed on the New York Stock Exchange or quoted in the NASDAQ National or Small Cap Market System, except where the delisting is related to a private purchase of the Corporation’s stock by a group consisting of the Corporation’s current officers.

FuelCell Energy, Inc.	phone 203 825.6000
3 Great Pasture Road	fax 203 825.6100
Danbury, CT 06813-1305	www.fuelcellenergy.com

For these purposes, Incumbent Board means the Board as in existence twenty-four (24) months prior to the date the action is being considered. Notwithstanding the foregoing, if the Incumbent Board specifically determines that any transaction does not constitute a “Change of Control” for purposes of this Agreement such determination shall be conclusive and binding.
For these purposes, the term “Person” means any individual, corporation, association, partnership, limited partnership, limited liability company, limited liability partnership organization, business, joint venture, sole proprietorship, governmental agency, entity or subdivision or other entity of any kind or nature.
Vacation: Your annual vacation benefit will be 15 days per calendar year, pro-rated during your first year of employment. Please note all vacation time is accrued on a monthly basis. Please see the attached benefit highlights for 2010.
Sick/Personal: Your sick/personal time benefit will be based on forty hours per calendar year. Effective the first day of the month following 30 days of continuous service you will be eligible for 40 hours of sick/personal time pro-rated for your first year of service. Please see the attached benefit highlights for 2010.
Benefits: You will be eligible to participate in the Company’s standard employee benefit plans, as may be in effect from time to time, for which you qualify. You will be eligible for group health benefits as of the first day of the month following 30 days of employment. Please note you will be responsible for providing proof of marriage or civil union status as well as proof of dependency to enroll your eligible dependents.
Short and Long-term disability benefits are effective as of the first day of the month following your 1-year employment anniversary.
Retirement Plan: Upon hire, you will be eligible to participate in the Company’s 401(k) retirement plan per the plan provisions. You may contribute to our retirement plan from 1% to 50% of your base pay on a pay period basis. The plan is subject to certain IRS limitations.
Employment at Will: This offer is not intended to create any contractual obligations of employment and there is no guarantee of continued employment for any specific period of time. Employment is at will and you or the company may terminate the employment relationship at any time, for any reason with or without cause.

FuelCell Energy, Inc.	phone 203 825.6000
3 Great Pasture Road	fax 203 825.6100
Danbury, CT 06813-1305	www.fuelcellenergy.com

Severance Benefit: If (i) your employment is terminated by the Company or (ii) a material diminution in responsibility or a reduction in your compensation in bad faith occurs and you resign as a result of any of the above, the Company will continue to pay your then current base salary in accordance with regular payroll practices and continue your current benefit coverage and premium contributions for six (6) months following the termination date; provided that no severance payments will be made if your employment with the Company is terminated for “Cause.” “Cause” shall mean you have (i) been convicted of or entered a plea of no contest relating to any illegal act that materially and adversely reflects upon the business, affairs or reputation of the Company; (ii) by reason of Employee’s deliberate injury or attempted injury to the Company; (iii) by reason of Employee’s failure to perform for the Company the normal duties related to his job position (other than failure resulting from incapacity due to disability or death) which failure continues for ten (10) days following the Employee’s receipt of written notice of such failure to perform, specifying the nature of the failure and the means by which it can be remedied, (iv) by reason of Employee’s engaging in misconduct which is injurious to the Company, or (v) by reason of Employee’s willful breach of this Agreement in any material respect.
It is further agreed that, in order to receive this severance benefit, a signed and fully executed separation agreement and release of claims in a form determined by FuelCell Energy, Inc. and in accordance with law, in its discretion, will be provided.
Proprietary Information Agreement: Employee will enter into the standard form of FuelCell Energy Agreement for Assignment, Confidentiality and Non-solicitation, and otherwise comply with the Corporation’s employee policies and procedures.
This offer is contingent upon satisfactory completion of a drug test. We have completed your employment/education and background check. The fee for your drug test is fully paid by FuelCell Energy Inc. Please contact Ms. Ana Venancio at (203) 825-6082 for assistance on the nearest location for your drug test once you have accepted this offer.
It is anticipated you will begin your employment with us as soon as can be arranged, tentatively set for Monday, February 8, 2010. This position will be based in Danbury, Connecticut.
Office: You will maintain an office at your home address for purposes of performing the requirements for your position and conducting company business. We will provide you with the necessary office equipment. (This may include a dedicated telephone line, appropriate internet connection, laptop computer, supplies, etc.) You will be reimbursed for supplies and reasonable operating expenses (e.g. monthly phone, internet charges) related to the office. Our IT department will assist you with identifying your needs and coordinating the set-up.

FuelCell Energy, Inc.	phone 203 825.6000
3 Great Pasture Road	fax 203 825.6100
Danbury, CT 06813-1305	www.fuelcellenergy.com

If these terms are acceptable to you, please sign, date and return one copy of this letter by 5:00 PM Tuesday, February 2, 2010. Should you have any questions, please call me at (203) 825-6085 or contact me via e-mail at dbradford@fce.com. We look forward to you joining FuelCell Energy.

Sincerely,

/s/ Darrell Bradford
Darrell Bradford
Vice President, Human Resources

Agreed to:

/s/ Arthur (Chip) Bottone		2/8/10
Arthur (Chip) Bottone		(Date)

2/8/10 Start Date	* Social Security Number	06/25/60 * Date of Birth

*	Please complete only if you have accepted the position

FuelCell Energy, Inc.	phone 203 825.6000
3 Great Pasture Road	fax 203 825.6100
Danbury, CT 06813-1305	www.fuelcellenergy.com